Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-171315, File No. 333-175420 and File No. 333-200410) of iBio, Inc. and Subsidiaries of our report, dated September 18, 2018, on our audits of the consolidated financial statements of iBio, Inc. and Subsidiaries as of June 30, 2018 and 2017 and for the years then ended, included in this Annual Report on Form 10-K of iBio, Inc. for the year ended June 30, 2018.

/s/ CohnReznick LLP
Roseland, New Jersey
September 18, 2018